Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Inc. Board of Directors Approves Reverse/Forward Stock Split

NEW YORK, June 11, 2013 - Travelzoo Inc. (NASDAQ: TZOO), a global Internet media company, today announced that a Special Committee of its Board of Directors, consisting of three independent directors (the “Special Committee”), and its full Board of Directors unanimously approved a reverse/forward stock split transaction, subject to shareholder approval, intended to reduce its shareholder account administration costs by reducing the number of its shareholders from over 90,000 to fewer than 10,000.

The proposed reverse/forward stock split transaction consists of a 1-for-25 reverse stock split of the Company's outstanding common stock, followed immediately by a 25-for-1 forward stock split (collectively referred to as the “reverse/forward split”). Shareholders holding less than 25 shares of common stock immediately prior to the reverse split will not receive fractional shares in the reverse stock split, but will instead have their shares converted into the right to receive a cash payment in exchange for and in proportion to the fractional share interests resulting from the reverse stock split. These fractional share interests will be aggregated by the Company's transfer agent and sold on the open market following the forward stock split.

Shareholders who held less than 25 shares immediately prior to the reverse stock split will receive a cash payment based on and equal to their resulting fractional interest times the price of a share equal to the higher of (a) the trailing ten day average trading price of the Company's common stock immediately preceding consummation of the reverse/forward split or (b) the average aggregate sales price received in the sale on the open market of the shares resulting from aggregation of the fractionalized interests. Shareholders holding 25 or more shares of common stock immediately before the reverse/forward split will not receive a cash payment, but will continue to hold the same number of shares after completion of the reverse/forward split as they held immediately prior. As a result, the Company anticipates no changes in the total number of outstanding shares of common stock as a result of the reverse/forward split.

Shareholders holding fewer than 25 shares can avoid being cashed out by this proposed transaction by increasing their shareholdings to 25 or more shares of common stock or, if applicable, combining their various accounts to have one shareholder account with 25 or more shares held, so long as such actions are effected prior to completion of the reverse/forward split. The Company expects both registered and beneficial shareholder accounts holding less than 25 shares of common stock will be cashed out; however, persons that beneficially hold shares through a nominee (such as a broker or bank) will be advised to contact their nominee to be informed of any procedures such holders may need to follow in order to ensure the same treatment as registered shareholders.

The Company expects that approximately 655,000 of its outstanding shares will be fractionalized as a result of the reverse stock split and subsequently sold by the Company's transfer agent on the open market to fund the cash payments to shareholders that hold only fractional share interests as a result of the reverse stock split.

The Special Committee engaged Duff & Phelps, LLC as financial advisors to review the fairness of the transaction, and received from them an opinion regarding the fairness, from a financial point of view, to the Company's shareholders whose positions, individually considered, consist of fewer than 25 shares, of the per-share consideration to be received by such shareholders in the reverse/forward split.

Closing of the transaction is conditioned upon receipt of a bring-down fairness opinion prior to the execution of the proposed reverse/forward split and approval by the Company's shareholders, including a majority of the Company's non-affiliated shareholders.

The Special Committee received legal counsel from Young Conaway Stargatt & Taylor, LLP in connection with their review of the proposed transaction. In addition, the Company received legal counsel from Skadden, Arps, Slate, Meagher & Flom LLP and Bryan Cave LLP in connection with the proposed transaction.

The Company plans to seek shareholder approval of this proposed transaction at its annual shareholders' meeting in order to reduce proxy-related costs. The Company expects to file with the Securities and Exchange Commission (“SEC”) its preliminary proxy statement for the annual meeting and the proposed reverse/forward split and will determine the annual meeting date, which will be disclosed in the definitive proxy statement to be filed with the SEC and mailed to shareholders entitled to vote at the meeting.

The Special Committee retains the right to defer or abandon the proposed transaction at any time prior to its completion, even if shareholder approval is obtained.

This press release is only a description of the proposed transaction and is not an offer to sell or acquire any shares of common stock.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo's deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.
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